Exhibit 10.8

[NCR ATMCo] MANAGEMENT INCENTIVE PLAN

PREAMBLE

This [NCR ATMCo] Management Incentive Plan (“Plan”) is hereby adopted effective [•], 2023 by the Board of Directors of [NCR ATMCo] (“Company”). The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers by providing incentives and financial rewards to such executive officers.

ARTICLE I

DEFINITIONS

1.1 Award means an award of incentive compensation pursuant to the Plan.

1.2 Code means the Internal Revenue Code of 1986, as amended.

1.3 Committee means the Compensation and Human Resource Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company.

1.4 Company means [NCR ATMCo], a Maryland corporation.

1.5 Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the [NCR ATMCo] long term disability plan, or any similar plan or program sponsored by a subsidiary or branch of the Company.

1.6 Executive Officers means Board-appointed officers of the Company who are designated by the Board as “Executive Officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

1.7 Participant means an Executive Officer who is selected by the Committee to participate in the Plan.

1.8 Performance Period means the time period during which the achievement of the performance goals is to be measured, as determined by the Committee.

1.9 Plan means this [NCR ATMCo] Management Incentive Plan.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility and Participation. The Committee shall select Executive Officers of the Company who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award.

ARTICLE III

TERMS OF AWARDS

3.1 Discretionary Adjustment. All Awards payable under the Plan for a Performance Period are subject to the discretionary authority of the Committee to reduce the amount of such award. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

3.2 Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, or other stock-based or stock-denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time of grant of the applicable Award.

3.3 Timing of Payment. Payment of Awards will be made as soon as practicable following determination of and certification of the Award, but in no event more than two and a half months after the end of the calendar year with respect to which such Award was earned, unless the Participant has, prior to the grant of an Award, submitted an election to defer receipt of the Award in accordance with a deferred compensation plan approved by the Committee.

3.4 Performance Period. Within 90 days after the commencement of each fiscal year or, if earlier, by the expiration of 25% of a Performance Period (or such longer period as determined in the sole discretion of the Committee), the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and affirm the applicability of the Plan’s formula for determining the Award for each Participant for the Performance Periods. The time period during which the achievement of the performance goals is to be measured shall be determined by the Committee, but may be no longer than five years and no less than six months.

3.5 Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the performance goals and the amount of the Award.

ARTICLE IV

NEW HIRES, PROMOTIONS AND TERMINATIONS

4.1 New Participants During the Performance Period. If an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for the Plan.

4.2 Disability or Death. A Participant who terminates employment with the Company during a Performance Period due to Disability or death shall be eligible to receive an Award prorated for the portion of the Performance Period prior to termination of employment. Awards payable in the event of death shall be paid to the Participant’s estate.

4.3 Termination of Employment. If a Participant terminates employment with the Company for a reason other than Disability or death, unless otherwise determined by the Committee, no Award shall be payable with respect to the Performance Period in which such termination occurs.

ARTICLE V

MISCELLANEOUS

5.1 Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.2 Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

5.3 Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, determine the rights and obligations of Participants under the Plan, and take all other actions determined appropriate by the Committee to administer the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, and the Participants.

5.4 Severability. If any provisions of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

5.5 No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6 Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The employment of all participants is at will. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company it may elect to do so, for any reason or no reason.

5.7 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

5.8 Dispute Resolution. Any controversy or claim arising under or related to the Plan shall be resolved by binding arbitration; the obligation to arbitrate shall extend to and encompass any claims that a Participant may have or assert against the Company, the Committee or any Company employees, officers, directors or agents. Notwithstanding the foregoing, any dispute or claim that has been expressly excluded from arbitration by statute shall not be subject to this Section 5.8. If any portion of this Section 5.8 is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section 5.8. Any demand for arbitration shall be filed within two years following accrual of the claim, or when the claimant should have known of accrual of the claim, or the claim shall be barred. Any arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of the Plan. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, the Plan shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, with the exceptions of employees who primarily reside and work in California, for whom arbitration shall be held in California, and controversies arising in California, to which California law shall apply. The arbitration shall be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. Nothing in this Section 5.8 relieves any Participant or Company from any obligation he, she or it may have to exhaust certain administrative remedies before arbitrating any claims or disputes hereunder. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.

5.9 Clawback. Notwithstanding anything in the Plan to the contrary, any Award granted under the Plan shall be cancelled, and the Participant may be required to repay any or all amounts previously paid pursuant to any Award, if the Participant, without the consent of the Company, violates the terms of the Company’s Compensation Recovery Policy (or any similar compensation recovery policy) as may be in effect from time to time. The Company may, to the extent permitted or required by law or regulation (including the foregoing laws), enforce any repayment obligation pursuant to any such policy by reducing any amounts that may be owing from time to time by the Company or its subsidiaries or affiliates to a Participant, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.

ARTICLE VI

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this                day of                , 2023.

FOR [NCR ATMCo]

By

4